The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC. Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: The S&P 500 Index and t he Russell 2000 Pricing Date: June 29, 2018 Observation Date: June 27, 2023 Maturity Date: June 30, 2023 Contingent Minimum Return: At least 20.00% * Upside Leverage Threshold: 120.00% of the initial value of each Index Contingent Buffer Amount: 4 0.00% Upside Leverage Factor: 1.20 Payment At Maturity: If the Final Value of each Index is greater than its Upside Leverage Threshold, your payment at maturity per $1,000 principal amount note will be calculated as follows : $ 1,000 + ($1,000 î Contingent Minimum Return) + [$1,000 x (Lesser Performing Index Return – Contingent Minimum Return) x Upside Leverage Factor] If the Final Value of either Index is less than or equal to its Upside Leverage Threshold but the Final Value of each Index is greater than or equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows : $ 1,000 + ($1,000 î Contingent Minimum Return) If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Lesser Performing Index Return) If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 4 0.00 % of your principal amount at maturity and could lose all of your principal amount at maturity . CUSIP: 48129MXX9 Preliminary Pricing Supplement: https://sp.jpmorgan.com/document/cusip/48129MXX9/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the cr edi t risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Contingent Minimum Return will be provided in the pricing supplement and will not be less than 20.00% J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Final Value Index Return Total Return on the Notes 150.00 50.00% 56.00% 130.00 30.00% 32.00% 125.00 25.00% 26.00% 120.00 20.00% 20.00% 105.00 5.00% 20.00% 100.00 0.00% 20.00% 95.00 - 5.00% 20.00% 90.00 - 10.00% 20.00% 70.00 - 30.00% 20.00% 60.00 - 40.00% 20.00% 59.99 - 40.01% - 40.01% 40.00 - 60.00% - 60.00% 20.00 - 80.00% - 80.00% 0.00 - 100.00% - 100.00% - The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $ 1,000. - The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were incl ude d, the hypothetical returns and hypothetical payments shown above would likely be lower. 5 yr Uncapped In - the - Money Digital Note linked to SPX/RTY North America Structured Investments $200 $500 $800 $1,100 $1,400 $1,700 $2,000 -80% -60% -40% -20% 0% 20% 40% 60% Index Return Note Payoff at Maturity Index Performance Hypothetical Total Returns*

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The Notes do not guarantee return of your principal at maturity. • Your maximum gain on the notes if the Index return is negative is limited by the contingent buffer amount • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase & Co. • The benefit provided by the contingent buffer amount and contingent minimum return may terminate on the Observation Date. • No interest or dividend payments, voting rights, or ownership rights with the securities included in the Index. • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets. • You are exposed to the risks associated with small capitalization companies. • The Guarantor is one of the companies that makes up the S&P 500 Index. • You are exposed to the risk of decline in the level of each Index. • The Upside Leverage Factor only applies to any appreciation in the Lesser Performing Index above the Contingent Minimum Return. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes . The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SE C for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Fi nancial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents with out cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arra nge to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 222672 and 333 - 222672 - 01 North America Structured Investments 5yr Uncapped In - the - Money Digital Note linked to SPX/RTY